EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-98965, 333-98967, 333-120269, 333-167618, 333-169005, 333-169768 and 333-171006 on Form S-8 of our reports dated April 5, 2011, relating to the consolidated financial statements of Verint Systems Inc. and the effectiveness of Verint Systems Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Verint Systems Inc. for the year ended January 31, 2011.
/s/ DELOITTE & TOUCHE LLP
New York, New York
April 5, 2011